Exhibit 99.1

Gene Over:

Thank you and good morning. Welcome to Navigant International’s fourth quarter and full year 2002 conference call. Earlier today we faxed and e-mailed the press release to all of you and we hope you’ve had a chance to review the results. If there is anyone on the line who still needs a copy, please call Kathleen Hanlon at (303) 706-0746. In just a minute, management will discuss the fourth quarter results with you and then we will open up the lines to take your questions.

Before we begin, I’d like to remind you that during the course of today’s call, management may make forward-looking statements about the Company’s growth strategies, the impact of competition, and general industry or business trends and events. Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties.

Actual events or results may differ materially from those discussed in the forward-looking statements as a result of various factors, including, but not limited to, the risk factors detailed from time to time in the Company’s SEC reports, including the reports on Forms 8-K, 10-K, and 10-Q. The Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

On the call today are Ed Adams, Chairman and Chief Executive Officer and Bob Griffith, Chief Operating Officer & Chief Financial Officer. At this time, I would like to turn the call over to Ed Adams. Ed...

Ed Adams:

Thank you, Gene. I also want to thank everyone for joining us on the call today.

I know I speak for all of our associates when I say that we are proud to again report solid operating results. This performance caps a year where, despite the challenges of a slow economy and a cautious travel sector, everyone worked hard to ensure that we’d emerge from the events of 2001 stronger and more profitable than ever. We believe our fourth quarter and full year 2002 results demonstrate the resiliency of our operating structure and reflect our efforts to address the changing travel management environment. Our dual focus on adding value for our customers and managing costs contributed to our 2002 earnings of $1.34 per share and helped us start off 2003 from a strong position.

Let me give you some financial highlights from the quarter. Revenues were $88.1 million, up 7% from last year, EBITDA was $9.8 million, slightly ahead of our guidance, and earnings per share came in at $0.12, also slightly ahead of our guidance.

While our 2002 fourth quarter and full year results are impressive when compared to last year, they are even more impressive when compared to our 2000 results. As many of you know, we think 2000 is a better comparison year given the events of 2001. On a full year basis, our 2002 revenues are up about 18% over 2000, while EBITDA and net income rose 19% and 33%, respectively, over the same period of time. These results reflect many different actions, including the acquisition of Sato Travel, our ability to sustain transactions throughout 2002 at about 80% of 2000 levels, and efforts to further increase our retention levels for our top 1,000 customers. These results are also the product of our initiatives to manage and control overhead expense, our continued efforts to integrate acquisitions, and our constant focus on debt reduction.

As we look at 2003, we believe overall transactions will remain even with 2002 levels. Many of our clients tell us that they are booking and holding at essential travel levels. They are getting on planes, renting cars and staying in hotels now to ensure that they maintain their market share or create opportunities to grow. Nevertheless, we expect more business in 2003 through market share gains. That, coupled with continued management of costs, we currently project full year 2003 revenue of approximately $375 million with corresponding EBITDA of $58.5 million and earnings per share of $1.44. This anticipated financial performance should allow us to further reduce debt by about $22-$25 million during the course of the year.

In 2003 we will continue to focus on high customer retention, winning new customers, looking for ways to continue to add value to our business services approach, and maintaining a sharp watch on expenses. We will manage the bottom line operationally and through financial oversight of both our income statement and balance sheet.

As we have said in the past and have continuously demonstrated, we are very disciplined in the approach of managing our business to transaction levels and will make any adjustments necessary and within our control to maximize earnings per share under unpredictable business conditions. We have every reason to believe, based on our historical results, that we will be successful throughout 2003 in driving further gains in our results. We have a team of dedicated, focused associates who understand not only business travel management, but also the importance of driving shareholder value.

With that, I’d like to turn the call over to Bob to discuss operations and finance. Bob?

Bob Griffith:

Thanks, Ed. Good morning everyone.

As Ed indicated, despite the business environment, Navigant delivered strong quarterly and yearly results.

Our new business efforts continue to generate success and our backlog of new proposals still represents about $2 billion in airline ticket sales. We believe both our conversion success and high backlog reflects our strong and growing industry position and reputation, our focus on customer service and our ability to deliver a solid value proposition through technology and innovation.

Our growing suite of tech-based offerings like WebFLYR and AlertFLYR directly address the desire of clients to manage travel costs and employee compliance. WebFLYR will provide customers with seamless access to web fares from all the carriers giving our customers the confidence that they are getting the best possible fare available. We expect WebFLYR to be a stronger product than other similar offerings, which search for web fares from only one or two carriers. AlertFlyr will provide customers with innovative reporting tools that monitor vendor contract performance in real time. These products enable our clients to manage costs and manage the travel function better than ever before. We will continue to emphasize the ‘value added’ elements of our business that differentiate us from the pack to cement customer relationships and win new customers. Since travel is often a company’s second largest controllable expense, our value add/cost control proposition continues to be well received, especially in these difficult economic times, as we enable companies to keep essential employees on the road generating new business.

Let me expand on the numbers Ed talked about:

Our 4th quarter revenues of $88.1 million slightly beat our forecasts of $88 million and were up about 7% from last year’s fourth quarter of $82.3 million.

Consolidated gross margin for the fourth quarter was 43.4%, which compares well with the fourth quarter 2001 levels of 41.8%. This again reflects our success in managing costs to our current transaction levels. As expected though, because of the seasonality of our business, fourth quarter gross profit margin was a little lower than that of the second and third quarter of ‘02.

Our fourth quarter 2002 EBITDA guidance was about $9.5 million and we came in at $9.8 million, up significantly from last year’s fourth quarter levels of $5.6 million. Full year EBITDA advanced 55% to $57.5 million.

Fourth quarter EBITDA margin was 11.1%, which again reflects the seasonality in our business. Our EBITDA margin for the twelve months ended December 29 was 15.5%.

G&A costs came in at 32% of revenues compared to about 31% in last year’s fourth quarter reflecting the full restoration of salaries to pre 9-11 levels. On a full year basis, G&A was 30% of revenues, which is about equal to 2001 levels. We expect quarterly G&A levels of about $28.5 million throughout 2003.

One of our key strategic goals for 2002 was debt reduction. We accomplished that goal by reducing our debt by a total of $40.7 million in 2002. Reflecting debt repayments through December 29, 2002, the amount outstanding on our bank credit facility and Senior Secured Notes was reduced to approximately $166.8 million. With our free cash flow – expected to approach $22-25 million in 2003 – we plan to make further substantial progress in lowering debt.

Q4 ‘02 net income of $1.7 million compares with a net loss of $3 million in Q4 of ‘01. Full year net income was nearly $18.9 million.

Earnings per share in the fourth quarter were $0.12 compared to $(0.22) per share loss last year. Earnings per share for full year 2002 were $1.34 compared to $0.03 per share in 2001.

Moving on to guidance, our visibility for 2003 remains limited, clouded by economic and international issues beyond our control. As Ed mentioned, our customers tell us they are traveling at “essential” levels, which could imply a quick uptick in travel with any increased confidence or certainty in the economy. The flip side of course is that, based on our past experience, a conflict in the Middle East may cause a reduction in travel. With the build up of troops in the Middle East, I’m often asked about the effect that this potential conflict has had on Sato’s transaction levels. We have seen an increase in transactions as military personnel are positioned for deployment. We also expect an increase in Sato transactions when military personnel return home.

To reiterate, there are several operational and financial areas we can control and will emphasize in 2003 and beyond. Specifically these areas are internal or organic growth; new business wins for both the Navigant and Sato operations; additional overhead savings associated with achieving further efficiencies from our operations and the consolidation of our regional offices; lower interest expense through the repayment of debt; and, improvements in working capital. With success in these areas, we expect to continue to expand our margins and deliver growing bottom line results.

Due to the uncertainty inherent in the economy, however, we believe it is prudent and a conservative approach to seek an extension of our existing amendments to the financial covenants for our Bank Facility and Senior Secured Notes. But we expect to be negotiating with our lenders and will update you all as appropriate.

In our release, we initiated preliminary quarterly and full year guidance for 2003. This guidance assumes business travel transaction levels in 2003 consistent with those achieved in 2002, and does not factor in material changes in economic conditions or other extraordinary world events. We are targeting modest gains – for each quarter in ‘03 with expected full year EPS coming in about 7% ahead of 2002.

Finally, on the investor relations front, we have been regularly meeting with analysts and investors and this quarter we plan to present at the upcoming CIBC conference in February and the B. Riley conference in March. We will also present at the Lehman Brothers Conference in June.

With that, I’ll turn it back to Ed.

Ed Adams:

Thank you, Bob.

Our results for 2002 are a testament to the dedication and hard work of our team. I think its fair to say – and this is a huge accomplishment – that we outperformed our industry by a wide margin. We continue to run our company in the most efficient manner possible to bring value to our customers and shareholders. We remain committed to an active outreach with the investment community and we’ll continue to support the analysts and institutions that follow and own our shares. If you would like to set up a meeting with us, please contact our IR firm, Jaffoni

& Collins at 212.835.8500 — they will make sure to get you on the schedule.

I thank you again for your support and interest in Navigant.

With that, why don’t we open it up for questions?

Our first question comes from David Gold with Sidoti & Company. Please go ahead with your question.

Q:        Good morning.

A:        Good morning, David. Thanks for calling.

Q:        Thanks for taking my question. Off the bat, Ed, at the time of, I guess, the third quarter conference call you guys spoke a little bit about some of the new business wins, I guess, maybe it was Tom at the time who was talking about $400 million or so of new business wins, and I just wanted to hear if there was any further progress or any significant new business wins that you can point to in the fourth quarter.

A:        Typically, David, we don’t talk about wins. I think for the last year, on an annualized basis, is about $500 million in annualized new airline sales, made up of many, many contracts and many, many customers. I think that, unless it was something like, I think in the past we talked about the re-award of the Navy contract, which obviously was very significant. Unless it was something on that magnitude, we typically don’t break out individual customers.

Q:        Okay. That’s fair. Bob, if you can, on two fronts: Number 1, I’m hopeful that maybe you could provide some tax rate guidance. That’s probably the only place that I was slightly off in my model.

A:        David, the tax rate we’re using right now is 38%.

Q:        Okay. Yeah, I mean I noticed I guess it spiked up a little bit in the fourth quarter?

A:        Well, that’s just the seasonality of the fourth quarter that the rate actually jumps up. On an annualized basis it’s 38%.

Q:        Okay. And, then, also, if you can speak a little bit to, I guess, you made a pretty significant tax payment in the fourth quarter. I think as we kind of came into the quarter the thinking was that you would actually be paying down a little bit of debt about $4 or so million dollars. It looks like, I guess, if I’m reading this right, you were a little stronger on the free cash flow, so to speak. In other words, you generated about $7 million, but then you ended up making a $13 million payment. Could you give some, or comment a little bit on that, what brought that on? Seems like the timing was not in the forecast.

A:        Yeah, we actually created about $5.5 to $5.7 million operating free cash flow in the fourth quarter, but the up-front payment of $30 million that we got for our contract extension-

we had to pay taxes on that in the fourth quarter based on the cash payment, not based on the deferred treatment for accounting purposes. That was a $13 million payment that we had to make in December, and so that’s what the – how the net effect came in on cash flow for that quarter.

Q:        Okay. Great, thank you.

Our next question comes from Scott Barry from Credit Suisse First Boston. Please go ahead with your question.

Q:        Hey, guys, it’s Ed Loeb [phonetic] with Scott Barry. How are you?

A:        Ed, thanks for calling.

Q:        Absolutely. I had a couple brief questions first to start out with. Can you guys comment on your thoughts on Galileo’s new momentum program and the potential pressure on incentive fees?

A:        You know its – I think a lot of that is just really in response to pressure that Galileo and Sabre are getting from the vendors in terms of trying to shift GDS costs away from the individual airlines and possibly to the distributor and to the end user. Some of it we see as an attempt to address the issue of the web fares. We think we’ve got a very good solution with our relationship with Orbitz that we’re going to be rolling out phase 3 here this quarter where we’ll have a seamless opportunity to put web fares at the agent’s desktop and address those issues. We’ve looked at those programs. They don’t make a whole lot of sense to us in terms of – it seems like we’d be giving up a lot of opportunity for something that we think we can handle with the Orbitz relationship.

Q:        All right. Bob, do you want to comment on it?

A:        No, that’s pretty fair. We believe that we have access to all the web fares through our WebFLYR Orbitz product, you know, much more so than we get through the GDS.

Q:        Great. Can you comment for a minute or two on any consolidation opportunities you guys see in travel distribution, what you guys are thinking on that front?

A:        You know, we’ve been pretty, I guess, quiet on the acquisition front, obviously, with the economy and wanting to focus to reduce debt and pay down the banks’ senior note. I think that’s going to be our strategy probably the first part of this year, at least the first part of this year I think we’re going to continue to, I think there’s a lot of opportunities out there. Part of the problem is that our model – we pay on a trailing twelve-month EBITDA multiple, and so many of the folks that have approached us in the last six to eight months, they just don’t have an EBITDA. You almost have to wait for the cycle. I think there’s opportunities out there, but we almost have to wait for the cycle to work itself through, and, again, as we see this industry move forward, I think there are going to be more opportunities out there, obviously. I think we will be well positioned to take advantage of those.

Q:        Great. A couple more financial items. Do you guys have an expected debt balance at the end of 2003 and an expected Cap X number for 2003?

A:        Well, if we meet our free cash flow expectations of $22 to $25 million, then our debt would be about $140 million at the end of 2003. Cap X would be probably in the $6 to $7 million range.

Q:        Great. That’s all I had. Thanks very much.

Our next question comes from Ian Corydon with B. Riley & Company. Please go ahead with your question.

Q:        Thanks, I think a lot of my questions have been answered. Just a couple more – is it reasonable to expect G and A in ‘03 to be about flat with ‘02?

A:        If we continue at this current operating transaction level, then we expect about $28.5 million per quarter is what we would expect, which is a little bit flat, you know. We took salaries back at the end of ‘02 back to normal levels, so that impacted it.

Q:        Okay. Could you talk about where your transaction levels ran in January versus 2000?

A:        Well, we’re measuring now, Ian, not off of 2000 but off of 2002, could we expect ‘03 to be somewhat flat to that, and the transactions for January, you know, were essentially flat to ‘02.

Q:        Okay. And, then, maybe if you could just give where you expect that to be at the end of the first quarter.

A:        Well, if we meet our, essentially, the $22 million and you probably have about $5 million of cash flow in the first quarter, so roughly in the little north of $162 range.

Q:        Okay. Thanks.

Our next question comes from Rob Medway with Royal Capital. Please go ahead with your question.

Q:        Most of my questions have been answered. Just a question about next year’s cash flow estimation of $20 to $25 million?

A:        Talking about this year, Rob?

Q:        Next year.

A:        ‘04?

Q:        Your net income if you hit your, you know, $1.44 whatever should be about $21 million, and I noticed when you gave the Cap X it was less than your G and A, you know, by $3 million or so, and I guess that makes up the difference. Could we just assume that your working capital, you know, it seems like you’re not projecting any improvement, and I was just curious why. Was that just, you know, something that it’s gravy that you were going to work on anyway. It seems like in your projections you’re not, there’s no working capital improvement.

A:        We’re not projecting that, Rob, but we’re certainly working on it very hard, converting customers from accounts receivable to point-of-sale charges, but it’s not something that we budget in or give guidance on, so I guess you can call it gravy when it happens.

Q:        Got you. And, then, for this past year, what was your free cash flow for the year?

A:        Total free cash flow, from operations?

Q:        Yes.

A:        Over $23 million.

Q:        Great. Good quarter, guys.

A:        Thank you.

Our next question comes from Todd Griesbach with Wanger Asset Management. Please go ahead with your question.

Q:        I wonder if you could comment on – what are the major covenants that you need to renegotiate?

A:        Our covenants are basically EBITDA coverage. Our bank covenant on the existing previous line was two and a half times trailing four quarters EBITDA. Our note covenant was 2.75 times. The amendment that we had had a covenant at December 31st of 3.75 times, and we came in a little below 3 times. So, we believe we’ve made significant progress on the covenants, but, just due to the economy and changes, we feel that it’s prudent to begin an extension of those for the first couple of quarters of this year.

Q:        After that period, once you get rid of those covenants, I believe you should have some pretty significant interest rate savings, is that right?

A:        Yes. Right now we’re paying a penalty rate of about a point and a quarter, 125 basis points, you know, on the debt.

Q:        Okay. Just to kind of keep you on that road of question regarding working capital, what were receivables at the end of the year?

A:        Approximately $65 million.

Q:        Okay. You had talked about moving, you know, customers towards the point-of-sale, immediate-payment type of model, which would, I assume, reduce your working capital. How is that going?

A:        We’ve had very good success at that. We are right now working, with our larger customers that have contracts, to negotiate those contracts and move them to a point-of-sale. But, we’ve made, we feel, significant progress this year since in March of 2002, you know, airline commissions went to zero. You know, that would have made our receivables go up significantly, and, in fact, they are essentially flat to last year. So, we’ve made great progress in that, and we have more work to do.

Q:        Okay. One final question. Obviously, you’re in a very competitive environment right now with people trying to win business. What are the 2 or 3 things that are differentiating you from other people out there right now?

A:        You know, I think Bob mentioned a couple on the call. We’ve gotten a lot of traction with WebFLYR, the AlertFLYR, the RescueFLYR, kind of a suite of technology products that really started addressing some of the issues in the industry as related to web fares, the airlines changing the game in terms of nonrefundable tickets and customers wanting to be able to on a real-time basis track contract compliance and employee compliance. So, I think we’ve got a lot of – really generated a lot of interest folks are calling on Navigant. And then the other one I think is just the brand recognition, our status as the second largest in the space and really focus on the customer driven aspect of how we’ve approached this business. So, we’re getting invited to a [inaudible] and I think a lot of the work that we’ve done in the past is starting to pay off.

Q:        Where did your customer retention rate end up for 2002?

A:        2002 was about 97% of our top 1,000 customers.

Q:        Great. Thanks.

Our next question comes from Tom Underwood of Legg Mason, Inc. Please go ahead with your question.

Q:        Yes, thank you. Bob, you mentioned the you’d seen an increase in transactions at SATO due to war preparation. I was just wondering if you’d seen any corresponding decrease in terms of trans-Atlantic transaction among other divisions of the company.

A:        No. So much of that is really driven by industry. On the North Atlantic, the oil business, the oil drilling companies, actually they’re way up. So much of the decrease was just a function more of the economy and mix of business as opposed to anything we would attribute to any kind of war preparation. Obviously, I think that, if the conflict starts, I think that trans-Atlantic will be a bit impacted, and certainly the inter-Europe travel that we are doing now with a lot of our army contracts and working out of our UK office, I think we’re going to be impacted as well. So, it’s difficult at this point to draw comparisons to what went on in ‘91. We’re anticipating that, if a conflict starts, there will be a decrease.

Q:        Okay. Great. Thanks.

Our next question comes from George Ireland with Ring Partners LP. Please go ahead with your question.

Q:        Good quarter and all the rest. Just elaborate a little bit more on the debt covenants. What is your time frame for the renegotiation? When can we expect an announcement or hope for an announcement?

A:        Well, we’re in – we’ve already started those discussions. I hate to put time frames on anything, George, because they just always seem to extend longer, but we definitely expect to have it completed fairly quickly.

Q:        Okay. Thank you.

Our next question comes from JD Padgett with Founders Asset Management. Please go ahead with your question.

Q:        I was hoping you could just talk about expectations for gross margins in ‘03 and whether there would be seasonality to the G and A side or whether it’s fair to kind of flat line that at $28.5.

A:        We think the G and A side is pretty flat at that $28.5 per quarter right now based on this transaction level. We’re always working on margin improvement, JD. You know, we’re integrating customers, I mean, in our operations, you know, we’re constantly watching transactions, for full-time equivalent employee, and so that’s always something that we’re working on to improve as we go along.

Q:        So, on a full-year basis, hopefully some improvement in gross margin?

A:        We, you know, like I say, we think the year is going to be flat for this year, but we’re hoping for improvements.

Q:        The other question, just on the covenants. It sounded, when you listed those things like you were in compliance with two of the debt instruments. Is that right?

A:        We are not currently. We are in compliance with the amendment because we amended that a year ago for the four quarters of 2002. That amendment expires March 31st, in fact.

Q:        Okay.

A:        So, that covenant then needs to be amended again for the first two quarters of this year, we expect.

Q:        Okay, great. Thank you.

Ladies and Gentlemen, if there are any additional questions at this time, please press the star followed by the 1 on your push-button phone. Again, if you are using speaker equipment, you’ll need to lift the handset before pressing the numbers.

We have a follow-up question from David Gold from Sidoti & Company. Please go ahead with your question.

Q:        Bob, just on the covenants, are you looking to push that out for one additional quarter? Do you think by, after the first half of the year you will be sort of in line with the old covenants, or are you looking to push that out two additional quarters to the March 31st date?

A:        Yeah. We think the middle of the year we should be – if we meet the operating plan and everything works well, we’ll be in compliance then.

Q:        So you’re really looking for one quarter extension?

A:        Well, two, because – the first and second quarter.

Q:        Okay, but right now . . .

A:        Right now we’re in compliance with the amended covenant – just one of those quirks.

Q:        I see. Okay, very good. Thanks

Again, ladies and gentlemen, if you have a question, please press the star followed by the 1 on your push-button phone at this time. If you are using speaker equipment, you will need to lift the handset before pressing the numbers.

We have a question from Erica Moffett with CIBC World Markets. Please go ahead with your question.

Q:        Hi, guys.

A:        Hi, Erica.

Q:        Just two questions. What about, have you seen anything in relation to what Expedia has announced in their corporate product, that it’s sort of coming over [inaudible] to the market place at all on your end or what have you noticed about this?

A:        You know, we’ve seen an impact with – if you take a look at the corporate travel market, you can divide it probably into at least three main sections. One would be unmanaged. The second would be lightly managed. Then, the third would be heavily managed. About 95% of our business would be in the heavily managed area. We’ve seen some erosion on the unmanaged or lightly managed corporate account, both from to an Expedia or Orbitz, and I think that their attention is to try to move up the food chain into some of the other corporate accounts. We’ve been getting some feedback from many of our customers that it’s really not a good solution for the heavily managed corporate account. Having said that, I think that one of our initiatives this year is to continue to – we’re going to be rolling out a product that will address that corporate account that wants to do a self-service, no-touch solution, and, so, we’ll have that, and we think that so many of our customers are going to need additional support, and we’re prepared to continue to offer that as well.

Q:        Do I understand correctly, are you saying that of the 5% of the business that you’re in more of the lightly managed you have seen some erosion to the other products?

A:        Yes, it’s somewhat of a slippery slope because intrinsically, I guess, I know that we’ve lost some accounts, but it’s not accounts that we typically would characterize as heavily managed, where we have our account managers going in on a quarterly basis, sometimes on a monthly basis to review reports and review compliance, review vendor negotiations and so seminars and workshops training for their travelers. So, it’s customers that we would characterize as either the lightly managed or unmanaged.

Q:        And you’re looking at a new product now for launch this year?

A:        Absolutely.

Q:        Do you have a target date for that?

A:        It’s probably looking now like the second quarter of this year. We’re doing – we’re supporting about 18, not 18, probably 13, IBE, Internet booking engines, throughout our system, and the way we manage the self-service component is it’s really a function of working with our individual regions and our individual customers. I think our focus moving forward is to come up with a solution that will work on a North American – start with North America-wide solution to offer a self-service product that will be supported centrally.

Q:        Then one more question about your current assumptions for 2003 are that the economic conditions stay the same and – there is no – you haven’t booked anything in for the war. If something happens because that’s where everyone is thinking it’s going, how is your cost structure now, I mean, you’d taken out a lot of costs after 9/11. Is there potential for further cost savings, or, you know . . .

A:        Well, we can always . . . . You know, our cost structure is extremely variable, and we haven’t factored anything in because we don’t know what impact it will have, but what we’ll do is we’ll watch transactions very closely because we watch them daily, and we’ll adjust, you know, staffing or work hours, etc. to handle that need, you know. It’s almost like a when it occurs, not if it occurs is everybody’s expectation. You know, our commitment is we’ll do, we’ll manage the business just like we’ve done over the last year and a half to the transaction levels we have. We talked at length, Erica, with the Executive Committee, and everybody is obviously aware of the need to manage to the levels of transactions. I think we’ve been able to demonstrate that we have been able to, because of the variable nature of the business been able to staff up or down to really address the transaction levels and so, you know, that would be our plan.

Q:        Okay. I think that’s it for me. Thanks very much.

A:        Thank you.

Gentlemen, it looks like we have no further questions at this time. Please continue.

Thanks, Daphne. Again, I just wanted to thank you all again for joining us, letting us give you this update on Navigant. And, again, we really do appreciate your continued support. We have a clear vision. I think that the steps that must take to continue to deliver growth and to look forward are out in front of us, and we will continue to provide updates on our path to future success, and we look forward to talking with you all in April. Thank you, again.